Filed pursuant to Rule 424(b)(3)

Registration No. 333-107066

WELLS REAL ESTATE INVESTMENT TRUST II, INC.

SUPPLEMENT NO. 31 DATED APRIL 29, 2005

TO THE PROSPECTUS DATED NOVEMBER 26, 2003

This document supplements, and should be read in conjunction with, the Prospectus of Wells Real Estate Investment Trust II, Inc. (“REIT II”) dated November 26, 2003, as supplemented by Supplement No. 9 dated May 18, 2004, Supplement No. 17 dated August 17, 2004, Supplement No. 22 dated November 22, 2004, Supplement No. 25 dated February 22, 2005, Supplement No. 26 dated March 8, 2005, Supplement No. 27 dated March 16, 2005, Supplement No. 28, 2005 dated March 18, 2005, Supplement No. 29 dated April 5, 2005, and Supplement No. 30 dated April 19, 2005. Capitalized terms used in this Supplement have the same meanings as set forth in the Prospectus. The purpose of this Supplement is to disclose:

•	the status of our ongoing public offering;

•	information regarding our indebtedness; and

•	updated information regarding the prior performance of Wells-sponsored programs.

Status of the Offering

We commenced our initial public offering of 600 million shares of common stock on December 1, 2003. As of April 25, 2005, we had received aggregate gross offering proceeds of approximately $1,094.5 million from the sale of approximately 109.5 million shares in our initial public offering. After payment of approximately $21.9 million in acquisition fees, payment of approximately $103.9 million in selling commissions and dealer manager fees, payment of approximately $21.9 million in other organization and offering expenses and common stock redemptions of approximately $1.8 million pursuant to the share redemption program, as of April 25, 2005, we had raised aggregate net offering proceeds of approximately $945.0 million.

Indebtedness

As of April 25, 2005, our leverage ratio, that is, the ratio of total debt to total purchase price of real estate assets plus cash and cash equivalents, was approximately 21%. As of April 25, 2005, total indebtedness was $259.4 million, which consisted of fixed-rate mortgages on certain properties. We currently have no amounts outstanding under our $430 million credit facility. Based on the value of our borrowing-base properties, we had approximately $307.6 million in remaining capacity under our $430.0 million credit facility. However, this facility expires on May 10, 2005. We are in discussions with a financial institution to enter into an agreement to replace this line of credit before the maturity date.

Prior Performance Summary

The information contained on pages 89-102 under the “Prior Performance Summary” section of the Prospectus and on pages 13-24 under the “Prior Performance Summary” section of Supplement No. 17, dated August 17, 2004 is revised as of the date of this Supplement by the deletion of those sections in their entirety and the insertion of the following in lieu thereof:

The information presented in this section represents the historical experience of real estate programs managed by Wells Capital, our advisor, and its affiliates in the last 10 years. Investors should not assume that they will experience returns, if any, comparable to those experienced by investors in such prior Wells real estate programs.

General

Our advisor, Wells Capital, Inc., has served as a general partner of a total of 14 completed publicly offered real estate limited partnerships, seven of which completed their public offerings in the last 10 years. These eight limited partnerships and the year in which each of their offerings was completed are:

1.	Wells Real Estate Fund VII, L.P. (1995),

2.	Wells Real Estate Fund VIII, L.P. (1996),

3.	Wells Real Estate Fund IX, L.P. (1996),

4.	Wells Real Estate Fund X, L.P. (1997),

5.	Wells Real Estate Fund XI, L.P. (1998),

6.	Wells Real Estate Fund XII, L.P. (2001), and

7.	Wells Real Estate Fund XIII, L.P. (2003).

In addition to the foregoing real estate limited partnerships, Wells Capital and its affiliates have sponsored four public offerings of shares of common stock of Wells Real Estate Investment Trust, Inc., which we refer to as “Wells REIT I.” Wells REIT I’s initial public offering commenced on January 30, 1998, and its fourth offering closed on July 27, 2004. As a result of these four public offerings, Wells REIT I received gross proceeds of approximately $4.7 billion from the sale of approximately 473.5 million shares to approximately 117,000 stockholders as of December 31, 2004.

Wells Capital and its affiliates are also currently sponsoring a public offering of 4,500,000 units on behalf of Wells Real Estate Fund XIV, L.P. (“Wells Fund XIV”), a public limited partnership. Wells Fund XIV began its offering on May 14, 2003. As of December 31, 2004, Wells Fund XIV had raised a total of $30,496,770. After payment of $2,501,407 of selling commissions and dealer manager fees, $914,903 of organizational and offering costs reimbursements, $1,067,387 in acquisition and advisory fees and acquisition expense reimbursements, and investing $13,323,584 in a real estate joint venture, as of December 31, 2004, Wells Fund XIV held net offering proceeds of approximately $12.3 million available for investment in properties.

The investment objectives of each of these Wells programs are substantially similar to our investment objectives. Substantially all of the proceeds of the offerings of these programs that are available for investment in real properties have been so invested.

From the inception of the first Wells public program through December 31, 2004, the Wells public programs had sold twenty-one properties and one out-parcel of land. No assurance can be made that any of the Wells public programs will ultimately be successful in meeting their investment objectives.

Wells-sponsored programs have occasionally been adversely affected by the cyclical nature of the real estate market. Some Wells programs invested funds in properties at the high end of a real estate cycle, resulting in sales of such properties for less than their purchase price. In addition, some Wells public programs have owned properties that have experienced long periods of time when no tenants were paying rent. Such occurrences have been sporadic, however.

The Prior Performance Tables in this Supplement set forth information as of the dates indicated regarding certain of these Wells public programs as to: (1) experience in raising and investing funds (Table I); (2) compensation to sponsor (Table II); (3) annual operating results of Wells Public Programs (Table III); and (4) sales or disposals of properties (Table V).

In addition to the public real estate programs sponsored by our advisor and its affiliates discussed above, Wells Development Corporation intends to form a series of limited liability companies (each of which we refer to as a “Wells Exchange LLC”) pursuant to the Section 1031 Exchange Program. See “Investment Objectives and Criteria – Acquisition and Investment Policies – Section 1031 Exchange Program” in the Prospectus for a description of this program. Through December 31, 2004, there have been five such offerings that have closed. In the most recent offering, a Wells Exchange LLC raised $17,200,000 in proceeds from a total of 22 investors, the proceeds of which were used to acquire co-tenancy interests in an office building located in Dallas, Texas. As of December 31, 2004, these offerings were the only private programs sponsored by Wells Capital or its affiliates within the last 10 years as of December 31, 2004.

In addition to the real estate programs sponsored by our advisor discussed above, our advisor is also sponsoring an index mutual fund that invests in various REIT stocks and is known as the Wells S&P REIT Index Fund. The Wells S&P REIT Index Fund is a mutual fund that seeks to provide investment results corresponding to the performance of the S&P REIT Index by investing in the REIT stocks included in the S&P REIT Index. The Wells S&P REIT Index Fund began its public offering on March 2, 1998, and as of December 31, 2004, the fund had raised offering proceeds net of redemptions of $198,464,330 from 16,689 investors.

Summary of the Wells Public Programs (sponsored in the last ten years)

Overall

Wells Capital and its affiliates have previously sponsored the above-listed seven publicly offered real estate limited partnerships and are currently sponsoring Wells Fund XIV. As of December 31, 2004, the total amount of funds raised from investors in these seven completed offerings, the Fund XIV offering and the Wells REIT I offering was approximately $5.0 billion and the total number of investors in such programs was approximately 130,000. As of December 31, 2004, the net offering proceeds were used to acquire more than 28 million square feet of office, industrial and retail buildings.

As of December 31, 2004, the aggregate dollar amount of the acquisition and development costs of the 131 properties purchased by these Wells-sponsored public programs was approximately $5.1 billion. Of the aggregate amount, approximately 99.4% was spent on acquiring or developing office or industrial buildings, and approximately 0.6% was spent on acquiring or developing shopping centers. Of the aggregate amount, approximately 96.7% was spent on acquired properties and 3.3% on properties under construction or constructed by the programs. Of the aggregate amount, approximately 44.0% were single-tenant office or industrial buildings and 56.0% were multi-tenant office or industrial buildings. Following is a table showing a breakdown of the aggregate amount of the acquisition and development costs of the properties purchased by these ten Wells public programs as of December 31, 2004:

Type of Property	Existing	Construction
Office and Industrial Buildings	96.1%	3.3%
Shopping Centers	0.6%	0.0%

All of the properties purchased in which a Wells public partnership owned any interest were purchased without borrowing any additional funds. Table VI contained in Part II of the registration statement, which is not part of the Prospectus, gives additional information relating to properties acquired by the Wells public programs, including applicable mortgage financing on properties purchased.

Wells Fund VII

Wells Fund VII terminated its offering on January 5, 1995, and received gross proceeds of $24,180,174 representing subscriptions from 1,910 limited partners. As of December 31, 2004, Wells Fund VII owned indirect interests in the following properties:

Property Name	Location	Property Type	Major Tenant(s)
CH2M Hill	Gainesville, FL	two-story office building	CH2M Hill and Affiliated Engineers

BellSouth	Jacksonville, FL	four-story office building	BellSouth Advertising and Publishing Corporation and American Express Travel Related Services, Inc.

Tanglewood Commons	Clemmons, NC	shopping center	Harris Teeter, Inc. with various other tenants

In December 2004, Fund VII-VIII Associates entered into a fourth amendment to extend the termination date of the lease with CH2M Hill from November 30, 2005 to November 30, 2010 and reduce the leased square footage by approximately 10%.

As of December 31, 2004, the joint ventures in which Wells Fund VII had invested funds had the following properties:

Date of Sale	Property Name	Purchase Price	Net Sale Price	Wells Fund VII Approximate Ownership %	Wells Fund VII Net Sale Proceeds	Wells Fund VII Taxable Gain
Oct. 1, 2001	Cherokee Commons	$8,907,596	$8,414,089	11%	$886,212	$21,867
Oct. 7, 2002	Tanglewood Commons (outparcel only)	$506,326	$524,398	33%	$175,149	$4,362
April 29, 2004	Stockbridge Village I Expansion	$2,933,246	$4,108,277	55%	$2,267,781	$809,188
April 29, 2004	Stockbridge Village III	$2,926,832	$2,909,853	55%	$1,606,248	$1,010,855
April 29, 2004	Hannover Center	$1,602,312	$1,703,431	37%	$624,067	$123,617
July 1, 2004	Holcomb Bridge	$6,689,802	$6,889,379	50%	$3,473,625	$586,890
Dec. 29, 2004	Marathon	$8,279,421	$9,927,330	42%	$4,140,689	$1,148,293

Additionally, the joint ventures in which Wells Fund VII had invested funds had sold the Tanglewood Commons shopping center on April 21, 2005, retaining an interest in two outparcels of land. The net sales proceeds are being held in reserve as the general partner evaluates the capital needs of the existing properties in which Wells Fund VIII holds an interest.

Wells Fund VIII

Wells Fund VIII terminated its offering on January 4, 1996, and received gross proceeds of $32,042,689 representing subscriptions from 2,241 limited partners. As of December 31, 2004, Wells Fund VIII owned indirect interests in the following properties:

Property Name	Location	Property Type	Major Tenant(s)
CH2M Hill	Gainesville, FL	two-story office building	CH2M Hill and Affiliated Engineers

BellSouth	Jacksonville, FL	four-story office building	BellSouth Advertising and Publishing Corporation and American Express Travel Related Services, Inc.

Tanglewood Commons	Clemmons, NC	shopping center	Harris Teeter, Inc. with various other tenants

US Cellular	Madison, WI	four-story office building	US Cellular, a subsidiary of BellSouth Corporation

AT&T Texas	Farmers Branch, TX	one-story office building	TCI Central, Inc.

305 Interlocken (f/k/a Cirrus Logic)	Broomfield, CO	two-story office building	Cirrus Logic, Inc.

In December 2004, Fund VII-VIII Associates entered into a fourth amendment to extend the termination date of the lease with CH2M Hill from November 30, 2005 to November 30, 2010 and reduce the leased square footage by approximately 10%. In August 2004, the General Partners negotiated a lease termination with the Cirrus Logic, and the tenant paid $800,000 as a reimbursement for leasing costs and $1,673,000 as a termination fee. Additionally, Cirrus Logic, Inc. delivered $1,800,000 to an escrow agent, of which $1,300,000 is designated to fund or reimburse Fund VIII-IX Associates for future re-leasing costs and $500,000 is designated as a reserve to fund future operating costs. Management is aggressively working on re-leasing this building.

As of December 31, 2004, the joint ventures in which Wells Fund VIII had invested funds had sold the following properties:

Date of Sale	Property Name	Purchase Price	Net Sale Price	Wells Fund VIII Approximate Ownership %	Wells Fund VIII Net Sale Proceeds	Wells Fund VIII Taxable Gain
Oct. 7, 2002	Tanglewood Commons (outparcel only)	$506,326	$524,398	32%	$169,643	$4,226
April 29, 2004	Hannover Center	$1,602,312	$1,703,431	63%	$1,079,364	$213,804
November 30, 2004	15253 Bake Parkway (f/k/a Quest)	$8,459,425	$11,892,035	46%	$5,487,477	$890,746

Additionally, the joint ventures in which Wells Fund VIII had invested funds sold its interests in the Tanglewood Commons shopping center on April 21, 2005, retaining two outparcels of land. The net sales proceeds are being held in reserve as the general partner evaluates the capital needs of the existing properties in which Wells Fund VIII holds an interest.

Wells Fund IX

Wells Fund IX terminated its offering on December 30, 1996, and received gross proceeds of $35,000,000 representing subscriptions from 2,098 limited partners. As of December 31, 2004, Wells Fund IX owned indirect interests in the following properties:

Property Name	Location	Property Type	Major Tenant(s)
US Cellular	Madison, WI	four-story office building	US Cellular, a subsidiary of BellSouth Corporation

AT&T Texas	Farmers Branch, TX	one-story office building	TCI Central, Inc.

305 Interlocken (f/k/a/ Cirrus Logic)	Broomfield, CO	two-story office building	Cirrus Logic, Inc.

Ohmeda	Louisville, CO	two-story office building	Ohmeda, Inc.

Alstom Power Knoxville	Knoxville, TN	three-story office building	Alstom Power, Inc.

Iomega	Ogden, UT	one-story office and warehouse building	Iomega Corporation

360 Interlocken	Broomfield, CO	three-story office building	GAIAM, Inc.

Avaya	Oklahoma City, OK	one-story office building	Avaya, Inc.

In August 2004, the General Partners negotiated a lease termination with the Cirrus Logic, and the tenant paid $800,000 as a reimbursement for leasing costs and $1,673,000 as a termination fee. Additionally, Cirrus Logic, Inc. delivered $1,800,000 to an escrow agent, of which $1,300,000 is designated to fund or reimburse Fund VIII-IX Associates for future re-leasing costs and $500,000 is designated as a reserve to fund future operating costs. Management is aggressively working on re-leasing this building.

Date of Sale	Property Name	Purchase Price	Net Sale Price	Wells Fund IX Approximate Ownership %	Wells Fund VIII Net Sale Proceeds	Wells Fund IX Taxable Gain
November 30, 2004	15253 Bake Parkway (f/k/a Quest)	$8,459,425	$11,892,035	38%	$4,526,770	$734,802

Additionally, the joint ventures in which Wells Fund IX had invested funds sold its interests in the Alstom Power Knoxville building on March 15, 2005. The net sales proceeds are being held in reserve as the general partner evaluates the capital needs of the existing properties in which Wells Fund VIII holds an interest. Additionally in 2004, one major tenant, GAIAM, Inc., who occupies approximately 36,000 square feet (or 70%) of the Interlocken building, signed a three-year lease extension through May 31, 2008 and Ohmeda, Inc signed a three-month lease extension at the Ohmeda Building through April 2005.

Wells Fund X

Wells Fund X terminated its offering on December 30, 1997, and received gross proceeds of $27,128,912 representing subscriptions from 1,806 limited partners. As of December 31, 2004, Wells Fund X owned indirect interests in the following properties:

Property Name	Location	Property Type	Major Tenant(s)
Ohmeda	Louisville, CO	two-story office building	Ohmeda, Inc.

Alstom Power Knoxville	Knoxville, TN	three-story office building	Alstom Power, Inc.

Iomega	Ogden, UT	one-story office and warehouse building	Iomega Corporation

360 Interlocken	Broomfield, CO	three-story office building	GAIAM, Inc.

Avaya	Oklahoma City, OK	one-story office building	Avaya, Inc.

47320 Kato Road (f/k/a Fairchild)	Fremont, CA	two-story office and manufacturing building	Fairchild Technologies U.S.A., Inc.

In 2004, GAIAM, Inc. signed a three-year lease extension at the 360 Interlocken Building through May 31, 2008. Additionally, Ohmeda, Inc signed a three-month lease extension at the Ohmeda Building through April 2005. TCI International, Inc. entered into a lease agreement at 47320 Kato Road, which commenced in December 2004 and expires November 2009.

As of December 31, 2004, the joint ventures in which Wells Fund X had invested funds had sold the following properties:

Date of Sale	Property Name	Purchase Price	Net Sale Price	Wells Fund X Approximate Ownership %	Wells Fund X Net Sale Proceeds	Wells Fund X Taxable Loss
Sept. 11, 2003	Cort Furniture	$6,566,430	$5,563,403	33%	$1,818,114	$(224,352)

Additionally, the joint ventures in which Wells Fund X had invested funds sold its interests in the Alstom Power Knoxville building on March 15, 2005. The net sales proceeds are being held in reserve as the general partner evaluates the capital needs of the existing properties in which Wells Fund X holds an interest.

Wells Fund XI

Wells Fund XI terminated its offering on December 30, 1998, and received gross proceeds of $16,532,802 representing subscriptions from 1,345 limited partners. As of December 31, 2004, Wells Fund XI owned indirect interests in the following properties:

Property Name	Location	Property Type	Major Tenant(s)
Ohmeda	Louisville, CO	two-story office building	Ohmeda, Inc.

Alstom Power Knoxville	Knoxville, TN	three-story office building	Alstom Power, Inc.

Iomega	Ogden, UT	one-story office and warehouse building	Iomega Corporation

360 Interlocken	Broomfield, CO	three-story office building	GAIAM, Inc.

Avaya	Oklahoma City, OK	one-story office building	Avaya, Inc.

47320 Kato Road (f/k/a Fairchild)	Fremont, CA	two-story office and warehouse building	TCI, International, Inc.

111 Southchase Boulevard (f/k/a EYBL CarTex)	Fountain Inn, SC	two-story manufacturing and office building	vacant

20/20 Building (f/k/a Sprint)	Leawood, KS	three-story office building	vacant

Gartner	Fort Myers, FL	two-story office building	Gartner, Inc.

In 2004, GAIAM, Inc. signed a three-year lease extension at the 360 Interlocken Building through May 31, 2008. Additionally, Ohmeda, Inc signed a three-month lease extension at the Ohmeda Building through April 2005. TCI International, Inc. entered into a lease agreement at 47320 Kato Road, which commenced in December 2004 and expires November 2009.

As of December 31, 2004, the joint ventures in which Wells Fund XI had invested funds had sold the following properties:

Date of Sale	Property Name	Purchase Price	Net Sale Price	Wells Fund XI Approximate Ownership %	Wells Fund XI Net Sale Proceeds	Wells Fund XI Taxable Loss
Sept. 11, 2003	Cort Furniture	$6,566,430	$5,563,403	24%	$1,315,906	$(162,380)
Oct. 5, 2004	Johnson Matthey	$8,056,392	$9,675,000	26%	$2,530,000	$552,918

Additionally, the joint ventures in which Wells Fund XI had invested funds sold its interests in the Alstom Power - Knoxville Building on March 15, 2005 and the Gartner Building on April 13, 2005. The net sales proceeds are being held in reserve as the general partner evaluates the capital needs of the existing properties in which Wells Fund IX holds an interest.

Wells Fund XII

Wells Fund XII terminated its offering on March 21, 2001, and received gross proceeds of $35,611,191 representing subscriptions from 1,333 limited partners. As of December 31, 2004, Wells Fund XII owned indirect interests in the following properties:

Property Name	Location	Property Type	Major Tenant(s)
111 Southchase Boulevard (f/k/a EYBL CarTex)	Fountain Inn, SC	two-story manufacturing and office building	vacant

20/20 Building (f/k/a Sprint)	Leawood, KS	three-story office building	vacant

Gartner	Fort Myers, FL	two-story office building	Gartner, Inc.

Siemens	Troy, MI	three-story office building	Siemens Automotive Corporation

AT&T Oklahoma	Oklahoma City, OK	one-story office building and a two-story office building	AT&T Corporation

Comdata	Brentwood, TN	three-story office building	Comdata Network, Inc.

As of December 31, 2004, the joint ventures in which Wells Fund XII had invested funds had sold the following properties:

Date of Sale	Property Name	Purchase Price	Net Sale Price	Wells Fund XII Approximate Ownership %	Wells Fund XII Net Sale Proceeds	Wells Fund XII Taxable Loss
Oct. 5, 2004	Johnson Matthey	$8,056,392	$9,675,000	17%	$1,653,000	$361,359

Additionally, the joint ventures in which Wells Fund XII had invested funds sold its interests in the Gartner Building and the AT&T – Oklahoma Building on April 13, 2005. The net sales proceeds are being held in reserve as the general partner evaluates the capital needs of the existing properties in which Wells Fund IX holds an interest.

Wells Fund XIII

Wells Fund XIII terminated its offering on March 28, 2003. As of December 31, 2003, Wells Fund XIII had received gross proceeds of $37,751,488 representing subscriptions from 1,420 limited partners. As of December 31, 2004, Wells Fund XIII owned indirect interests in the following properties:

Property Name	Location	Property Type	Major Tenant(s)
AmeriCredit	Orange Park, FL	two-story office building	AmeriCredit Financial Services Corporation

ADIC	Parker, CO	two connected one-story office and assembly buildings	Advanced Digital Information Corporation

John Wiley Indianapolis	Fishers, Indiana	four-story office building	John Wiley & Sons, Inc.

AIU - Chicago	Hoffman Estates, IL	four-story office building	American Intercontinental University

Siemens - Orlando	Orlando, FL	two one-story office buildings	Siemens Shared Services, LLC

Randstad	Atlanta, GA	four-story office building	Randstad Staffing Services, Inc.

7500 Setzler Parkway	Brooklyn Park, MN	one-story office and warehouse building	RR Donnelley & Sons Company

The joint ventures in which Wells Fund XIII had invested funds sold its interests in the AmeriCredit Building and the John Wiley Building on April 13, 2005. The net sales proceeds are being held in reserve as the general partner evaluates the capital needs of the existing properties in which Wells Fund IX holds an interest.

Wells Fund XIV

Wells Fund XIV is currently offering 4.5 million units. Wells Fund XIV began its offering on May 14, 2003. As of December 31, 2004, Wells Fund XIV had raised a total of $30,496,770. After payment of $2,501,407 of selling commissions and dealer manager fees, $914,903 of organizational and offering costs reimbursements, $1,067,387 in acquisition and advisory fees and acquisition expense reimbursements, and investing $13,323,584 in a real estate joint venture, as of December 31, 2004, Wells Fund XIV held net offering proceeds of approximately $12.3 million available for investment in properties. As of December 31, 2004, Wells Fund XIV owned indirect interests in the following properties:

Property Name	Location	Property Type	Major Tenant(s)
Siemens	Orlando, FL	two one-story office buildings	Siemens Shared Services, LLC

Randstad	Atlanta, GA	four-story office building	Randstad Staffing Services, Inc

7500 Setzler Parkway	Brooklyn Park, MN	one-story office and warehouse building	RR Donnelley & Sons Company

Wells REIT I

Wells REIT I closed its fourth offering on July 27, 2004. As of December 31, 2004, Wells REIT I had received gross proceeds of $4.7 billion from approximately 117,000 stockholders from its four offerings. Also as of December 31, 2004, Wells REIT I owned interests in 112 properties, either directly or through joint ventures. While Wells REIT I has limited industrial warehouse assets in its portfolio; the majority of its assets are commercial office buildings located in 26 states and the District of Columbia.

The following table shows lease expirations of the portfolio as of December 31, 2004, during each of the next ten years and thereafter, assuming no exercise of renewal options or termination rights.

Year of Lease Expiration	2004 Annualized Gross Base Rent (in thousands)	Rentable Square Feet Expiring (in thousands)	Percentage of 2004 Annualized Gross Base Rent
Vacant	$0	675	0%
2005	17,179	655	3%
2006	30,643	942	5%
2007	31,169	1,117	5%
2008	27,810	1,124	5%
2009	45,210	1,688	8%
2010	84,112	3,776	14%
2011	83,698	4,839	14%
2012	89,860	3,686	15%
2013	71,568	2,724	12%
2014	31,910	1,230	5%
Thereafter	67,859	2,916	14%

	$581,018	25,372	100%

The following table shows the geographic diversification of the portfolio as of December 31, 2004.

Location	2004 Annualized Gross Base Rents (in thousands)	Rentable Square Feet (in thousands)	Percentage of 2004 Annualized Gross Base Rents
Chicago	$130,610	4,640	22%
Washington, D.C.	79,059	2,208	14%
N. New Jersey	38,704	1,617	7%
Minneapolis	33,083	1,230	6%
Detroit	26,257	1,097	5%
Dallas	25,967	1,450	4%
New York	25,424	986	4%
Boston	23,964	586	4%
Atlanta	23,767	992	4%
Los Angeles	20,822	682	4%
Orange Co.	18,039	1,089	3%
Other*	135,322	8,795	23%

	$581,018	25,372	100%

* - None more than 3%

The following table shows the tenant industry diversification of the portfolio as of December 31, 2004.

Industry	2004 Annualized Gross Base Rent (in thousands)	Rentable Square Feet (in thousands)	Percentage of 2004 Annualized Gross Base Rent
Business Services	$71,454	3,301	12%
Depository Institutions	48,423	1,851	8%
Nondepository Institutions	37,603	1,979	6%
Insurance Carriers	35,399	1,661	6%
Legal Services	34,277	1,068	6%
Electronic & Other Electric Equipment	28,174	1,599	5%
Communication	26,995	1,058	5%
Transportation Equipment	22,205	1,011	4%
Administration Of Economic Programs	21,879	599	4%
Insurance Agents, Brokers, & Service	21,656	610	4%
Finance, Taxation, & Monetary Policy	20,410	548	4%
Food And Kindred Products	19,065	631	3%
Other*	193,478	9,456	33%

	$581,018	25,372	100%

*	- None more than 3%

The following table shows the tenant diversification of the portfolio as of December 31, 2004.

Location	2004 Annualized Gross Base Rent (in thousands)	Percentage of 2004 Annualized Gross Base Rent
BP Amoco	$28,890	5%
NASA	21,685	4%
Leo Burnett	19,742	3%
US Bancorp	19,348	3%
Nestle	15,921	3%
OCC	14,547	3%
Independence Blue Cross	12,904	2%
Winston & Strawn	12,761	2%
Kirkland & Ellis	12,304	2%
Nokia	12,243	2%
State of New York	11,041	2%
Aventis	10,299	2%
Zurich	9,693	2%

Location	2004 Annualized Gross Base Rent (in thousands)	Percentage of 2004 Annualized Gross Base Rent
Cingular	9,208	2%
DDB Needham	8,909	2%
State Street Bank	8,264	1%
US National Park Service	8,236	1%
Caterpillar Financial	8,219	1%
Bank of America	7,574	1%
Lockheed Martin	7,422	1%
Other	321,808	56%

	$581,018	100%

*	- None more than 2%

Selected financial information for Wells REIT I is summarized below (in thousands, except dividend amounts):

	Year Ended December 31,
	2004	2003	2002	2001	2000
Gross Revenues	$622,092	$377,555	$124,441	$56,276	$23,373
Net Income	$209,722	$120,685	$59,854	$21,724	$8,553
Dividends per $1,000 Invested	$70	$70	$75	$76	$73

The information set forth above should not be considered in any way indicative of results to be expected in future periods. All of the properties acquired by the above Wells public programs, except for those acquired solely by Wells REIT I, were purchased and developed on an all cash basis.

Potential investors are encouraged to examine the Prior Performance Tables in this Supplement for more detailed information regarding the prior experience of Wells Capital and its affiliates. In addition, upon request, prospective investors may obtain from Wells Capital, without charge, copies of offering materials and any reports prepared in connection with any of the Wells public programs, including a copy of the most recent Annual Report on Form 10-K filed with the SEC. For a reasonable fee, we will also furnish upon request copies of the exhibits to any such Form 10-K. Requests should be directed to Wells Capital. Additionally, Table VI contained in Part II of the registration statement, which is not part of the Prospectus, gives certain additional information relating to properties acquired by the Wells public programs. We will furnish, without charge, copies of Table VI upon request.

Prior Performance Tables

The information contained on pages F-14 to F-24 of the Prospectus and on pages F-39 to F-52 of Supplement No. 17 dated August 17, 2004 to the Prospectus, is replaced in its entirety as of the date of this Supplement by the deletion of those pages in their entirety and the insertion of the following in lieu thereof:

The following Prior Performance Tables (Tables) provide information relating to real estate investment programs sponsored by Wells Capital, Inc., our corporate general partner, and its affiliates (Wells Public Programs) which have investment objectives similar to Wells Real Estate Investment Trust II, Inc. (Wells REIT II) (See “Investment Objectives and Criteria.”). Except for Wells Real Estate Investment Trust, Inc., all of the Wells Public Programs have used capital, and no acquisition indebtedness, to acquire their properties.

Prospective investors should read these Tables carefully together with the summary information concerning the Wells Public Programs as set forth in the “Prior Performance Summary” section of this Supplement.

Investors in Wells REIT II will not own any interest in the other Wells Public Programs and should not assume that they will experience returns, if any, comparable to those experienced by investors in other Wells Public Programs.

Our advisor is responsible for the acquisition, operation, maintenance and resale of the real estate properties for both Wells REIT II and other Wells Public Programs. The financial results of other Wells Public Programs, thus, may provide some indication of our advisor’s performance of its obligations during the periods covered. However, general economic conditions affecting the real estate industry and other factors contribute significantly to financial results.

The following tables are included herein:

Table I - Experience in Raising and Investing Funds (As a Percentage of Investment)

Table II - Compensation to Sponsor (in Dollars)

Table III - Annual Operating Results of Wells Public Programs

Table IV (Results of completed programs) has been omitted since none of the Wells Public Programs have been liquidated.

Table V - Sales or Disposals of Property

Additional information relating to the acquisition of properties by the Wells Public Programs is contained in Table VI, which is included in Part II of the registration statement which Wells REIT II has filed with the Securities and Exchange Commission. Copies of any or all information will be provided to prospective investors at no charge upon request.

The following are definitions of certain terms used in the Tables:

“Acquisition Fees” shall mean fees and commissions paid by a Wells Public Program in connection with its purchase or development of a property, except development fees paid to a person not affiliated with the Wells Public Program or with a general partner or advisor of the Wells Public Program in connection with the actual development of a project after acquisition of the land by the Wells Public Program.

“Organization Expenses” shall include legal fees, accounting fees, securities filing fees, printing and reproduction expenses and fees paid to the sponsor in connection with the planning and formation of the Wells Public Program.

“Underwriting Fees” shall include selling commissions and wholesaling fees paid to broker-dealers for services provided by the broker-dealers during the offering.

TABLE I

EXPERIENCE IN RAISING AND INVESTING FUNDS

(UNAUDITED)

This Table provides a summary of the experience of the sponsors of Wells Public Programs for which offerings have been completed since December 31, 2001. Information is provided with regard to the manner in which the proceeds of the offerings have been applied. Also set forth is information pertaining to the timing and length of these offerings and the time period over which the proceeds have been invested in the properties. All figures are as of December 31, 2004.

	Wells Real Estate Fund XIII, L.P.		Wells Real Estate Investment Trust, Inc.
Dollar Amount Raised	$37,751,487	(3)	$4,508,101,925	(4)

Percentage Amount Raised	100	%(3)	100	%(4)

Less Offering Expenses
Underwriting Fees	9.5%			9.5%
Organizational Expenses	3.0%			1.3%
Reserves(1)	0.0%			0.0%

Percent Available for Investment	87.5%			89.2%
Acquisition and Development Costs
Prepaid Items and Fees related to Purchase of Property	0.0%			0.0%
Cash Down Payment	84.0%			83.1%
Acquisition Fees(2)	3.5%			3.5%
Development and Construction Costs	0.0%			2.6%
Reserve for Payment of Indebtedness	0.0%			0.0%
Total Acquisition and Development Cost	87.5%			89.2%
Percent Leveraged	0.0%			17.82%
Date Offering Began	03/29/01			(4)
Length of Offering	24 mo.			(4)
Months to Invest 90% of Amount Available for Investment (Measured from Beginning of Offering)	34 mo.			(4)
Number of Investors as of 12/31/03	1,407		117,000

(1)	Does not include general partner contributions held as part of reserves.

(2)	Includes acquisition fees, real estate commissions, general contractor fees and/or architectural fees paid to advisor or affiliates of the general partners.

(3)	Total dollar amount registered and available to be offered was $45,000,000. Wells Real Estate Fund XIII, L.P. closed its offering on March 28, 2003, and the total dollar amount raised was $37,751,487.

(4)	This amount includes only the Wells Real Estate Investment Trust, Inc.’s third and fourth offerings. The total dollar amount registered and available to be offered in the third offering was $1,350,000,000. Wells Real Estate Investment Trust, Inc. began its third offering on December 20, 2000 and closed its third offering on July 26, 2002. It took Wells Real Estate Investment Trust, Inc. 21 months to invest 90% of the amount available for investment in the third offering. The total dollar amount raised in its third offering was $1,282,976,862. Wells Real Estate Investment Trust, Inc. began its fourth offering on July 26, 2002 and closed its fourth offering on July 7, 2004. It took Wells Real Estate Investment Trust, Inc. 18 months to invest 90% of the amount available for investment in the fourth offering. The total dollar amount raised in its fourth offering was $3,225,125,063.

TABLE II

COMPENSATION TO SPONSOR

(UNAUDITED)

The following sets forth the compensation received by Wells Capital, Inc., our advisor, and its affiliates, including compensation paid out of offering proceeds and compensation paid in connection with the ongoing operations of Wells Public Programs having similar or identical investment objectives the offerings of which have been completed since December 31, 2001. All figures are as of December 31, 2004.

	Wells Real Estate Fund XIII, L.P.	Wells Real Estate Investment Trust, Inc.(1)	Other Public Programs(2)
Date Offering Commenced	03/29/01	12/20/00	—
Dollar Amount Raised	$37,751,487	$4,508,101,925	$320,514,000
Amount paid to Sponsor from Proceeds of Offering:
Underwriting Fees(3)	$313,002	$45,081,019	$2,008,797
Acquisition Fees
Real Estate Commissions	—	—	—
Acquisition and Advisory Fees(4)	$1,293,207	$157,783,567	$14,469,596
Dollar Amount of Cash Generated from Operations Before Deducting Payments to Sponsor(5)	$2,354,356	$571,116,384	$72,899,814
Amount Paid to Sponsor from Operations:
Property Management Fee	$113,619	$16,050,027	$3,128,341
Partnership Management Fee	—	—	—
Reimbursements	$251,416	$13,545,513	$2,888,294
Leasing Commissions	$113,619	$16,050,027	$3,128,341
General Partner Distributions	—	—	—
Other	—	—	—
Dollar Amount of Property Sales Payments to Sponsors:
Cash	—	—	—
Notes	—	—	—
Amount Paid to Sponsor from Property Sales and Refinancing:
Real Estate Commissions	—	—	—
Incentive Fees	—	—	—
Other	—	—	—

(1)	This amount includes only the Wells Real Estate Investment Trust, Inc.’s third and fourth offerings. The total dollar amount registered and available to be offered in the third offering was $1,350,000,000. Wells Real Estate Investment Trust, Inc. began its third offering on December 20, 2000 and closed its third offering on July 26, 2002. It took Wells Real Estate Investment Trust, Inc. 21 months to invest 90% of the amount available for investment in the third offering. The total dollar amount raised in its third offering was $1,282,976,862. Wells Real Estate Investment Trust, Inc. began its fourth offering on July 26, 2002 and closed its fourth offering on July 7, 2004. It took Wells Real Estate Investment Trust, Inc. 18 months to invest 90% of the amount available for investment in the fourth offering. The total dollar amount raised in its fourth offering was $3,225,125,063.

(2)	Includes compensation paid to the general partners from Wells Real Estate Fund I, Wells Real Estate Fund II, Wells Real Estate Fund II-OW, Wells Real Estate Fund III, L.P., Wells Real Estate Fund IV, L.P., Wells Real Estate Fund V, L.P., Wells Real Estate Fund VI, L.P., Wells Real Estate Fund VII, L.P., Wells Real Estate Fund VIII, L.P., Wells Real Estate Fund IX, L.P., Wells Real Estate Fund X, L.P., Wells Real Estate Fund XI, L.P., and Wells Real Estate Fund XII, L.P. for the last three years. In addition to the amounts shown, affiliates of the general partners of Wells Real Estate Fund I have earned certain property management and leasing fees but, as of December 31, 2004, have elected to defer the payment of such fees until a later year on properties owned by Wells Real Estate Fund I. As of December 31, 2004, the aggregate amount of such deferred fees totaled $3,032,773.

(3)	Includes net underwriting compensation and commissions paid to Wells Investment Securities, Inc. in connection with the offering that was not reallowed to participating broker-dealers.

(4)	Fees paid to the general partners or their affiliates for acquisition and advisory services in connection with the review and evaluation of potential real property acquisitions.

(5)	Includes $4,472,555 in net cash used in operating activities and $393,160 in payments to sponsor for Wells Real Estate Fund XIII, L.P.; $525,470,816 in net cash provided by operating activities and $45,645,568 in payments to sponsor for Wells Real Estate Investment Trust, Inc.; and $63,754,839 in net cash used in operating activities and $9,144,975 in payments to sponsor for other public programs.

TABLE III

(UNAUDITED)

The following two tables set forth operating results of Wells Public Programs the offerings of which have been completed since December 31, 1999. The information relates only to public programs with investment objectives similar to those of Wells REIT II. All figures are as of December 31 of the year indicated.

TABLE III

OPERATING RESULTS OF PRIOR PROGRAMS

(UNAUDITED)

WELLS REAL ESTATE FUND XII, L.P.

	2004	2003	2002	2001	2000
Gross Revenues(1)	$1,749,468	$1,634,528	$1,727,330	$1,661,194	$929,868
Profit on Sale of Properties	413,316	—	—	—	—
Less: Operating Expenses(2)	214,621	183,756	179,436	105,776	73,640
Depreciation and Amortization(3)	—	—	—	—	—

Net Income GAAP Basis(4)	$1,948,163	$1,450,772	$1,547,894	$1,555,418	$856,228

Taxable Income: Operations	$2,107,964	$1,825,945	$1,929,381	$1,850,674	$863,490

Cash Generated (Used By):
Operations	2,425,544	(168,461)	(176,478)	(73,029)	247,244
Joint Ventures	1,603,360	2,673,330	2,824,519	2,036,837	737,266

	$4,028,904	$2,504,869	$2,648,041	$1,963,808	$984,510
Less Cash Distributions to Investors:
Operating Cash Flow	2,158,737	2,520,418	2,648,041	1,963,808	779,818
Return of Capital	—	—	—	—	—
Undistributed Cash Flow From Prior Year Operations	—	—	2,156	164,482	—

Cash Generated (Deficiency) after Cash Distributions	$1,870,167	$(15,549)	$(2,156)	$(164,482)	$204,692
Special Items (not including sales and financing):
Source of Funds:
General Partner Contributions	—	—	—	—	—
Increase in Limited Partner Contributions	—	—	—	10,625,431	15,617,575

	$1,870,167	$(15,549)	$(2,156)	$10,460,949	$15,822,267
Use of Funds:
Sales Commissions and Offering Expenses	—	—	—	1,338,556	1,952,197
Return of Original Limited Partner’s Investment	—	—	—	—	—
Property Acquisitions and Deferred Project Costs	—	—	—	9,298,085	16,246,485

Cash Generated (Deficiency) after Cash	$1,870,167	$(15,549)	$(2,156)	$(175,692)	$(2,376,415)

Distributions and Special Items
Net Income and Distributions Data per $1,000 Invested:
Net Income on GAAP Basis:
Ordinary Income (Loss)
- Operations Cash Preferred Units	85	89	94	98	89
- Operations Tax Preferred Units	(86)	(163)	(151)	(131)	(92)
Capital Gain (Loss)	—	—	—	—	—
Tax and Distributions Data per $1,000 Invested:
Federal Income Tax Results:
Ordinary Income (Loss)
- Operations Cash Preferred Units	66	86	91	84	58
- Operations Tax Preferred Units	(38)	(97)	(95)	(74)	(38)
Capital Gain (Loss)	—	—	—	—	—
Cash Distributions to Investors:
Source (on GAAP Basis)
- Investment Income Cash Preferred Units	66	86	93	77	41
- Return of Capital Cash Preferred Units	—	—	—	—	—
- Return of Capital Tax Preferred Units	—	—	—	—	—
Source (on Cash Basis)
- Operations Cash Preferred Units	66	86	93	77	41
- Return of Capital Cash Preferred Units	—	—	—	—	—
- Operations Tax Preferred Units	—	—	—	—	—
Source (on a Priority Distribution Basis)(5)
- Investment Income Cash Preferred Units	52	67	70	55	13
- Return of Capital Cash Preferred Units	14	18	23	22	28
- Return of Capital Tax Preferred Units	—	—	—	—	—
Amount (in Percentage Terms) Remaining invested in Program Properties at the end of the last Year Reported in the Table	100%	100%

(1)	Includes $664,401 in equity in earnings of joint ventures and $265,467 from investment of reserve funds in 2000; $1,577,523 in equity in earnings of joint ventures and $83,671 from investment of reserve funds in 2001; $1,726,553 in equity in earnings of joint ventures and $777 from investment of reserve funds in 2002; $1,634,000 in equity in earnings of joint ventures and $528 from investment of reserve funds in 2003; and $2,162,669 in equity in earnings of joint ventures and $115 from investment of reserve funds in 2004. As of December 31, 2004, the leasing status was 83% including developed property in initial lease up.

(2)	Includes partnership administrative expenses.

(3)	Included in equity in earnings of joint ventures in gross revenues is depreciation of $355,210 for 2000; $1,035,609 for 2001; $1,107,728 for 2002; $1,112,820 for 2003; and $541,812 for 2004.

(4)	In accordance with the partnership agreement, net income or loss, depreciation and amortization are allocated $1,209,438 to Cash Preferred Limited Partners, $(353,210) to Tax Preferred Limited Partners and $0 to General Partners for 2000; $2,591,027 to Cash Preferred Limited Partners, $(1,035,609) to Tax Preferred Limited Partners and $0 to the General Partners for 2001; $2,655,622 to Cash Preferred Limited Partners, $(1,107,728) to Tax Preferred Limited Partners, $ 0 to General Partners for 2002; $2,563,592 to Cash Preferred Limited Partners, $(1,112,820) to Tax Preferred Limited Partners, $0 to General Partners for 2003; and $2,489,975 to Cash Preferred Limited Partners, $(541,812) to Tax Preferred Limited Partners and $0 to the General Partners for 2004.

(5)	Pursuant to the terms of the partnership agreement, an amount equal to the cash distributions paid to Cash Preferred Limited Partners is payable as priority distributions out of the first available net proceeds from the sale of partnership properties to Tax Preferred Limited Partners. The amount of cash distributions paid per unit to Cash Preferred Limited Partners is shown as a return of capital to the extent of such priority distributions payable to Tax Preferred Limited Partners. As of December 31, 2004, the aggregate amount of such priority distributions payable to Tax Preferred Limited Partners totaled $2,063,392.

TABLE III

OPERATING RESULTS OF PRIOR PROGRAMS

(UNAUDITED)

WELLS REAL ESTATE FUND XIII, L.P.

	2004	2003	2002	2001
Gross Revenues(1)	$1,118,781	$1,049,108	$621,381	$96,685
Profit on Sale of Properties	—	—	—	—
Less: Operating Expenses(2)	164,408	160,705	142,996	61,817
Depreciation and Amortization(3)	—	—	—	—

Net Income GAAP Basis(4)	$954,373	$888,403	$478,385	$34,868

Taxable Income: Operations	$1,839,064	$2,634,584	$514,584	$61,402

Cash Generated (Used By):
Operations	2,538,645	(118,986)	(7,821)	81,705
Joint Ventures	—	1,340,811	607,033	31,165

	$2,538,645	$1,221,825	$599,212	$112,870
Less Cash Distributions to Investors:
Operating Cash Flow	2,354,446	1,299,992	620,711	—
Return of Capital	—	—	—	—
Undistributed Cash Flow From Prior Year Operations	—	—	—	—

Cash Generated (Deficiency) after Cash Distributions	$184,199	$(78,167)	$(21,499)	$112,870

Special Items (not including sales and financing):
Source of Funds:
General Partner Contributions	—	—	—	—
Increase in Limited Partner Contributions	—	10,399,660	16,442,773	10,630,964

	$184,199	$10,321,493	$16,421,274	$10,743,834
Use of Funds:
Sales Commissions and Offering Expenses	—	1,300,909	1,979,576	1,259,747
Return of Original Limited Partner’s Investment	—	—	—	100
Property Acquisitions and Deferred Project Costs	2,836,444	12,511,831	9,107,492	8,522,750

Cash Generated (Deficiency) after Cash Distributions and Special Items	$(2,652,245)	$(3,491,247)	$5,334,206	$(961,237)

Net Income and Distributions Data per $1,000 Invested:
Net Income on GAAP Basis:
Ordinary Income (Loss)
- Operations Cash Preferred Units	83	56	52	20
- Operations Tax Preferred Units	(242)	(109)	(102)	(55)
Capital Gain (Loss)	—	—	—	—
Tax and Distributions Data per $1,000 Invested:
Federal Income Tax Results:
Ordinary Income (Loss)
- Operations Cash Preferred Units	80	61	46	20
- Operations Tax Preferred Units	(108)	(65)	(61)	(26)
Capital Gain (Loss)	—	—	—	—
Cash Distributions to Investors:
Source (on GAAP Basis)
- Investment Income Cash Preferred Units	81	50	52	—
- Return of Capital Cash Preferred Units	—	—	—	—
- Return of Capital Tax Preferred Units	—	—	—	—
Source (on Cash Basis)
- Operations Cash Preferred Units	81	50	52	—
- Return of Capital Cash Preferred Units	—	—	—	—
- Operations Tax Preferred Units	—	—	—	—
Source (on a Priority Distribution Basis)(5)
- Investment Income Cash Preferred Units	64	39	42	—
- Return of Capital Cash Preferred Units	17	11	11	—
- Return of Capital Tax Preferred Units	—	—	—	—
Amount (in Percentage Terms) Remaining Invested in Program Properties at the end of the Last Year Reported in the Table	100%	100%	100%	100%

(1)	Includes $58,610 in equity in earnings of joint ventures and $38,075 from investment of reserve funds in 2001; $531,457 in equity in earnings of joint ventures and $89,924 from investment of reserve funds in 2002; $931,683 in equity in earnings of joint ventures and $117,425 from investment of reserve funds in 2003; and $1,106,316 in equity in earnings of joint ventures and $12,465 from investment of reserve funds in 2004. As of December 31, 2004, the leasing status was 100% including developed property in initial lease up.

(2)	Includes partnership administrative expenses.

(3)	Included in equity in earnings of joint ventures in gross revenues is depreciation of $48,925 for 2001; $317,466 for 2002; $739,383 for 2003; and $1,629,571 for 2004.

(4)	In accordance with the partnership agreement, net income or loss, depreciation and amortization are allocated $84,293 to Cash Preferred Limited Partners, $(48,925) to Tax Preferred Limited Partners and $0 to the General Partners for 2001; $795,851 to Cash Preferred Limited Partners, $(317,466) to Tax Preferred Limited Partners, $0 to General Partners for 2002; $1,627,786 to Cash Preferred Limited Partners, $(739,383) to Tax Preferred Limited Partners, $0 to General Partners for 2003; and $2,583,944 to Cash Preferred Limited Partners, $(1,629,571) to Tax Preferred Limited Partners, $0 to General Partners for 2004.

(5)	Pursuant to the terms of the partnership agreement, an amount equal to the cash distributions paid to Cash Preferred Limited Partners is payable as priority distributions out of the first available net proceeds from the sale of partnership properties to Tax Preferred Limited Partners. The amount of cash distributions paid per unit to Cash Preferred Limited Partners is shown as a return of capital to the extent of such priority distributions payable to Tax Preferred Limited Partners. As of December 31, 2004, the aggregate amount of such priority distributions payable to Tax Preferred Limited Partners totaled $508,186.

TABLE V

SALES OR DISPOSALS OF PROPERTIES

(UNAUDITED)

The following Table sets forth sales or other disposals of properties by Wells Public Programs within the most recent three years. The information relates to only public programs with investment objectives similar to those of Wells REIT II. All figures are as of December 31, 2004.

				Selling Price, Net Of Closing Costs And GAAP Adjustments					Cost Of Properties Including Closing And Soft Costs
Property	Date Acquired	Date Of Sale	Cash Received Net Of Closing Costs	Mortgage Balance At Time Of Sale	Purchase Money Mortgage Taken Back By Program	Adjustments Resulting From Application Of GAAP	Total	Original Mortgage Financing	Total Acquisition Cost, Capital Improvement, Closing And Soft Costs[i]	Total	Excess (Deficiency) Of Property Operating Cash Receipts Over Cash Expenditures
Greenville Center, Greenville, SC	6/20/90	9/30/02	$2,271,187	-0-	-0-	-0-	$2,271,187ii	-0-	$4,297,901	$4,297,901	-0-

Tanglewood Commons Outparcel, Clemmens, NC	5/30/95	10/07/02	$524,398	-0-	-0-	-0-	$524,398iii	-0-	$506,326	$506,326	-0-

Heritage Place, DeKalb County, GA	6/30/88	04/07/03	$3,207,708	-0-	-0-	-0-	$3,207,708iv	-0-	$4,549,656	$4,549,656	-0-

Hartford Building, Southington, CT	12/29/93	08/12/03	$8,146,900	-0-	-0-	-0-	$8,146,900[v]	-0-	$7,687,520	$7,687,520	-0-

Cort Building, Fountain Valley, CA	09/01/98	09/11/03	$5,563,403	-0-	-0-	-0-	$5,563,403vi	-0-	$6,851,616	$6,851,616	-0-

Village Overlook, Stockbridge, GA	09/14/92	09/29/03	$4,995,305	-0-	-0-	-0-	$4,995,305vii	-0-	$4,788,885	$4,788,885	-0-

Stockbridge Village II, Stockbridge, GA	11/12/93	04/29/04	$2,705,451	-0-	-0-	-0-	$2,705,451viii	-0-	$3,123,252	$3,123,252	-0-

Stockbridge Village III, Stockbridge, GA	04/01/94	04/29/04	$2,909,853	-0-	-0-	-0-	$2,909,853ix	-0-	$3,034,378	$3,034,378	-0-

Stockbridge Village I Expansion, Stockbridge, GA	06/07/95	04/29/04	$4,108,277	-0-	-0-	-0-	$4,108,277[x]	-0-	$3,222,355	$3,222,355	-0-

				Selling Price, Net Of Closing Costs And GAAP Adjustments						Cost Of Properties Including Closing And Soft Costs
Property	Date Acquired	Date Of Sale	Cash Received Net Of Closing Costs	Mortgage Balance At Time Of Sale	Purchase Money Mortgage Taken Back By Program	Adjustments Resulting From Application Of GAAP	Total		Original Mortgage Financing	Total Acquisition Cost, Capital Improvement, Closing And Soft Costs[i]	Total	Excess (Deficiency) Of Property Operating Cash Receipts Over Cash Expenditures
Hannover Center, Clayton County, GA	04/01/96	04/29/04	$1,703,431	-0-	-0-	-0-	$1,703,431	xi	-0-	$1,682,069	$1,682,069	-0-

Stockbridge Village Shopping Center, Stockbridge, GA	04/04/91	04/29/04	$12,024,223	-0-	-0-	-0-	$12,024,223	xii	-0-	$10,639,795	$10,639,795	-0-

5104 Eisenhower Boulevard Building, Tampa, FL	12/31/98	06/03/04	$30,514,310	-0-	-0-	-0-	$30,514,310	xiii	-0-	$24,162,456	$24,162,456	-0-

Peachtree Place II, Norcross, GA	01/01/85	06/18/04	$857,826	-0-	-0-	-0-	$857,826	xiv	-0-	$1,295,536	$1,295,536	-0-

Brookwood Grill, Roswell, GA	01/31/90	07/01/04	$2,346,693	-0-	-0-	-0-	$2,346,693	xv	-0-	$2,018,036	$2,018,036	-0-

880 Holcomb Bridge, Roswell, GA	01/31/90	07/01/04	$6,889,379	-0-	-0-	-0-	$6,889,379	xvi	-0-	$7,171,261	$7,171,261	-0-

Johnson Matthey Building, Wayne, PA	08/17/99	10/05/04	$9,675,000	-0-	-0-	-0-	$9,675,000	xvii	-0-	$8,392,077	$8,392,077	-0-

15253 Bake Parkway, Irvine, CA	01/10/97	12/02/04	$11,892,035	-0-	-0-	-0-	$11,892,035	xviii	-0-	$9,546,234	$9,546,234	-0-

Marathon Building, Appleton, WI	09/16/94	12/29/04	$9,927,330	-0-	-0-	-0-	$9,927,330	xix	-0-	$9,333,483	$9,333,483	-0-

[i]	Amount shown does not include pro rata share of original offering costs.

ii	Includes taxable loss from this sale in the amount of $910,227.

iii	Includes taxable gain from this sale in the amount of $13,062, of which $13,062 is allocated to capital gain and $0 is allocated to ordinary income.

iv	Includes taxable loss from this sale in the amount of $147,135.

[v]	Includes taxable gain from this sale in the amount of $1,815,315, of which $1,815,315 is allocated to capital gain and $0 is allocated to ordinary income.

vi	Includes taxable loss from this sale in the amount of $686,513.

vii	Includes taxable gain from this sale in the amount of $1,264,739, of which $1,264,739 is allocated to capital gain and $0 is allocated to ordinary gain.

viii	Includes taxable gain from this sale in the amount of $204,519, of which $204,519 is allocated to capital gain and $0 is allocated to ordinary gain.

ix	Includes taxable gain from this sale in the amount of $1,831,250, of which $1,831,250 is allocated to capital gain and $0 is allocated to ordinary gain.

[x]	Includes taxable gain from this sale in the amount of $1,465,912, of which $1,465,912 is allocated to capital gain and $0 is allocated to ordinary gain.

xi	Includes taxable gain from this sale in the amount of $337,421, of which $337,421 is allocated to capital gain and $0 is allocated to ordinary gain.

xii	Includes taxable gain from this sale in the amount of $4,050,688, of which $4,050,688 is allocated to capital gain and $0 is allocated to ordinary gain.

xiii	Includes taxable gain from this sale in the amount of $8,615,257, of which $8,615,257 is allocated to capital gain and $0 is allocated to ordinary gain.

xiv	Includes taxable gain from this sale in the amount of $349,361, of which $349,361 is allocated to capital gain and $0 is allocated to ordinary gain.

xv	Includes taxable gain from this sale in the amount of $665,199, of which $665,199 is allocated to capital gain and $0 is allocated to ordinary gain.

xvi	Includes taxable gain from this sale in the amount of $1,164,002, of which $1,164,002 is allocated to capital gain and $0 is allocated to ordinary gain.

xvii	Includes taxable gain from this sale in the amount of $2,114,572, of which $2,114,572 is allocated to capital gain and $0 is allocated to ordinary gain.

xviii	Includes taxable gain from this sale in the amount of $1,930,358, of which $1,930,358 is allocated to capital gain and $0 is allocated to ordinary gain.

xix	Includes taxable gain from this sale in the amount of $2,753,041, of which $2,753,041 is allocated to capital gain and $0 is allocated to ordinary gain.